EXHIBIT 99.1

Company Contacts:
Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Associate Director,
Finance & Administration	Investor Relations & Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Reports Third Quarter 2006 Financial Results

San Diego — Nov. 14, 2006 — Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific, active immunotherapies for the treatment of cancer, today reported its financial results for the third quarter of 2006. For the three and nine months ended September 30, 2006, the Company reported net losses of $9.6 million, or $0.33 per share, and $30.3 million, or $1.13 per share, respectively, compared to a net loss of $8.5 million, or $0.43 per share, and $26.3 million, or $1.51 per share, for the same periods in 2005.

Third Quarter 2006 Financial Review

Research and development expense was approximately $7.5 million and $23.4 million for the three and nine months ended September 30, 2006, respectively, compared to approximately $7.4 million and $22.1 million for the same periods in 2005. The increase is primarily due to additional expenses for personnel and non-cash expenses, such as deferred rent and stock-based compensation, offset by a decrease in clinical trial costs and raw materials and supplies due to the completion of patient enrollment in the Company’s pivotal Phase 3 clinical trial in January 2006. Effective January 1, 2006, Favrille implemented SFAS 123(R). Total stock-based compensation included in research and development was approximately $460,000 and $1.4 million for the three and nine months ended September 30, 2006, compared to approximately $350,000 and $1.1 million for the same periods in 2005.

Marketing, general and administrative expense was approximately $2.6 million and $8.2 million for the three and nine months ended September 30, 2006, respectively, compared to approximately $1.5 million and $4.9 million for the same periods in 2005. The increase is primarily due to additional personnel and outside services related to strategic marketing programs and an increase in administrative personnel in preparation for the commercialization of FavId®. Total stock-based compensation included in marketing, general and administrative expense was approximately $580,000 and $1.5 million for the three and nine months ended September 30, 2006, compared to approximately $360,000 and $1.1 million for the same periods in 2005.

As of September 30, 2006, Favrille had cash, cash equivalents and short-term investments of $51.4 million, compared to $34.5 million at December 31, 2005. The increase is primarily due to the $45.4 million in proceeds, before expenses, from the Company’s private placement of common stock and warrants in March 2006, partially offset by net cash used to fund ongoing operations.

“We expect total operating expenses for the full year 2006 to be approximately $45 million, including an estimated $4 million in stock-based compensation,” said Tamara A. Seymour, Chief

Financial Officer of Favrille. “We anticipate our cash, cash equivalents and short-term investments to be approximately $40 million at the end of 2006.”

Conference Call and Webcast Information

Favrille will not host a conference call today to discuss its third quarter 2006 financial results following management’s comprehensive presentation yesterday, November 13, 2006. The webcast of yesterday’s discussion, including an overview of  Favrille’s interim analysis of a secondary endpoint from its pivotal Phase 3 clinical trial of FavId following Rituxan® in follicular B-cell non-Hodgkin’s lymphoma (NHL), is available on the Investor Relations section of the Company’s web site at www.favrille.com. A telephone replay of the call is also available until approximately 10:00 a.m. Eastern time on Wednesday, November 15, 2006. The telephone replay can be accessed by dialing (888) 286-8010 or (617) 801-6888, passcode 83438658.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of cutaneous T-cell lymphoma.

# # #

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to progress and timing of clinical trials for FavId, including difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals, including Favrille’s ability to complete a commercial-scale manufacturing facility without utilizing proceeds from equity offerings; Favrille’s ability to manufacture sufficient quantities of FavId for use in clinical trials and, if FavId receives marketing approval, for commercialization; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using FavId; potential delays in patient enrollment; whether patients treated with FavId will have sufficiently durable response; Favrille’s ability to obtain additional financing to support its operations; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

FAVRILLE, INC.
(a development stage company)

BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2006	December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,856	$12,065
Short-term investments	31,542	22,427
Receivables	806	372
Prepaid expenses and other current assets	655	563
Total current assets	52,859	35,427
Property and equipment, net	16,329	9,430
Restricted cash	3,451	1,550
Other assets	596	600
Total assets	$73,235	$47,007
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$5,804	$3,888
Current portion of debt	4,160	2,553
Total current liabilities	9,964	6,441
Debt, less current portion	4,795	3,532
Deferred rent	4,633	1,320
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value 5,000,000 shares authorized at September 30, 2006 and December 31, 2005; no shares issued and outstanding at September 30, 2006 and December 31, 2005	—	—
Common stock, $0.001 par value:
Authorized shares, 75,000,000 at September 30, 2006 and December 31, 2005;
Issued and outstanding shares— 29,058,260 and 20,329,046 at September 30, 2006 and December 31, 2005, respectively	29	20
Additional paid-in capital	199,466	156,882
Deferred stock-based compensation	—	(5,655)
Note receivable from stockholder	—	(96)
Accumulated other comprehensive loss	(4)	(54)
Deficit accumulated during the development stage	(145,648)	(115,383)
Total stockholders’ equity	53,843	35,714
Total liabilities and stockholders’ equity	$73,235	$47,007

FAVRILLE, INC.
(a development stage company)

STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
Unaudited

	Three Months ended September 30,		Nine Months ended September 30,
	2006	2005	2006	2005
Operating expenses:
Research and development	$7,487	$7,353	$23,370	$22,090
Marketing, general and administrative	2,605	1,534	8,226	4,879
Total operating expenses	10,092	8,887	31,596	26,969
Interest income	773	524	2,004	1,229
Interest expense	(266)	(166)	(644)	(555)
Other expense	—	5	(29)	(7)
Total other income, net	507	363	1,331	667
Net loss	(9,585)	(8,524)	(30,265)	(26,302)
Accretion of Series C redeemable convertible preferred stock issuance costs	—	—	—	(6)
Net loss applicable to common stockholders	$(9,585)	$(8,524)	$(30,265)	$(26,308)
Historical net loss per share:
Basic and diluted	$(0.33)	$(0.43)	$(1.13)	$(1.51)
Weighted-average shares-basic and diluted	28,805,214	19,913,038	26,679,507	17,409,227

FAVRILLE, INC.
(a development stage company)

STATEMENTS OF CASH FLOWS
(in thousands)
Unaudited

	Nine Months ended September 30,
	2006	2005
Operating activities
Net loss	$(30,265)	$(26,302)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,534	1,341
Stock-based compensation	2,898	2,159
Amortization of premium/discount on short-term investments	(428)	(3)
Other	294	(303)
Changes in operating assets and liabilities:
Receivables	(547)	1
Prepaid expenses and other assets	(88)	229
Accounts payable and accrued liabilities	1,915	877
Deferred Rent	3,313	404
Net cash used in operating activities	(21,374)	(21,597)
Investing activities
Purchases of property and equipment	(8,461)	(806)
Purchases of short-term investments	(48,735)	(23,206)
Maturities of short-term investments	40,098	—
Restricted cash	(1,901)	56
Net cash used in investing activities	(18,999)	(23,956)
Financing activities
Proceeds from debt	4,822	1,427
Payments on debt	(2,103)	(1,990)
Issuance of common stock and warrants	45,449	39,550
Repurchase of restricted common stock	(4)	(7)
Net cash provided by financing activities	48,164	38,980
Net decrease increase in cash and cash equivalents	7,791	(6,573)
Cash and cash equivalents at beginning of period	12,065	25,065
Cash and cash equivalents at end of period	$19,856	$18,492

Supplemental schedule of non-cash investing and financing activities:
Conversion of convertible preferred stock to common stock upon initial public offering	$—	$43,678